Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Cathy Maloney
VP, Investor Relations
774-512-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES EARNINGS FOR FIRST QUARTER 2011

Updates Earnings Guidance for Fiscal 2011

WESTBOROUGH, MA – May 18, 2011 – BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income of $33.7 million, or $0.62 per diluted share, for the first quarter ended April 30, 2011. Results for the first quarter of 2011 exceeded the Company’s guidance for net income in the range of $29.5 million - $31.5 million, or $0.54 - $0.58 per diluted share.

BJ’s president and chief executive officer, Laura Sen, said, “BJ’s is off to a great start in 2011. Our stronger than expected performance for the first three months of 2011 reflects net sales above plan, continued margin expansion and excellent cost control. I am very proud of our team members in the field, distribution centers and home office for delivering another great quarter.”

Sales Results for First Quarter Ended April 30, 2011

Net sales for the first quarter of 2011 increased by 10.0% to $2.77 billion and comparable club sales increased by 6.3%, including a contribution from gasoline sales of 3.9%. Merchandise comparable club sales excluding gasoline increased by 2.4%.

The Company provided the following additional information regarding comparable club sales for the first quarter (all comparisons are to the comparable, prior year period):

•	Comparative Club Sales by Geographic Region

	Thirteen Weeks Ended April 30, 2011
	Comparable Club Sales	Impact of Gasoline Sales	Merchandise Comparable Club Sales

New England	4.0%	4.3%	(0.3)%

Upstate New York	8.2%	5.8%	2.4%

Metro New York	3.1%	1.1%	2.0%

Mid Atlantic	6.5%	4.2%	2.3%

Southeast	11.6%	5.0%	6.6%

Total chain	6.3%	3.9%	2.4%

•	Competition and cannibalization had a negative impact of approximately 2%.

•	Excluding the impact of gasoline, member traffic increased by approximately 2% and the average transaction amount increased by approximately 1%.

-More-

BJ’s Wholesale Club, Inc.

May 18, 2011

•

Sales of food increased by approximately 4%, following a 6% increase in last year’s first quarter, driven primarily by an 8% increase in perishable foods. On a two-year basis, comparable club sales of perishable foods increased by approximately 16%. General merchandise sales decreased by approximately 1% for the first quarter, following an increase of approximately 1% in last year’s first quarter.

•

Departments with the strongest comparable club sales increases included bakery, dairy, deli, frozen, health & wellness, meat, milk, prepared foods, produce and small appliances. Weaker departments versus last year included apparel, books, cigarettes, diapers, prerecorded video and televisions.

Revised Earnings Guidance for the Fiscal Year Ending January 28, 2012

For the year ending January 28, 2012, the Company now expects to report net income in the range of $147 million to $157 million, and earnings per diluted share in the range of $2.68 to $2.88. For the second quarter ending July 30, 2011, the Company expects to report net income in the range of $40.5 million to $42.5 million and earnings per diluted share in the range of $0.74 to $0.78.

The following chart presents the detailed elements of our sales and earnings guidance for the thirteen weeks ending July 30, 2011 and fifty-two weeks ending January 28, 2012:

	Q-2	Full Year

Net sales increase	7.5% to 9.5%	6.5% to 8.5%

Comparable club sales increase	4.0% to 6.0%	3.5% to 5.5%

Impact of gasoline on comparable club sales	2.0% to 3.0%	1.0% to 2.0%

Merchandise comparable club sales increase	1.7% to 3.7%	2.0% to 4.0%

Membership fee growth increase	8.5% to 9.5%	9.5% to 10.5%

Depreciation Expense (in millions)	$33 to $34	$135 to $141

Preopening expense (in millions)	$0.0 to $0.5	$6.0 to $8.0

Income Tax Rate	40.5%	40.3%

Net Income (in millions)	$40.5 - $42.5	$147.0 - $157.0

EPS - Fully Diluted	$0.74 - $0.78	$2.68 - $2.88

First Quarter Earnings Conference Call

BJ’s management will host a conference call today at 8:30 a.m. ET to discuss information included in this press release and related matters. The conference call will be available through webcast and replay from BJ’s investor relations website at http://www.bjsinvestor.com.

-More-

BJ’s Wholesale Club, Inc.

May 18, 2011

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 190 BJ’s Wholesale clubs in 15 states.

Forward-Looking Statements

Statements contained in this press release, including earnings guidance, that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, forward-looking statements are often characterized by the words “believes,” “anticipates,” “plans,” “estimates,” “expects” and similar expressions. Actual results may differ materially from those indicated by forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, the rate of inflation or deflation, federal, state and local regulation in the Company’s markets, federal budgetary and tax policy, litigation, activities by organized labor, competitive conditions, uncertainties introduced by the Company’s February 2011 announcement that it has decided to explore and evaluate strategic alternatives, including a possible sale of the Company, our success in settling lease obligations for closed clubs, progress associated with the implementation of technology initiatives and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 29, 2011. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. Our forward-looking statements do not reflect the potential future impact of any merger, acquisition or disposition. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-See Financial Tables-

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	April 30, 2011	May 1, 2010

Net sales	$2,769,270	$2,516,376
Membership fees	50,440	46,393
Other revenues	9,264	9,049

Total revenues	2,828,974	2,571,818

Cost of sales, including buying and occupancy costs	2,535,080	2,298,155
Selling, general and administrative expenses	236,911	226,179
Preopening expenses	10	1,954

Operating income	56,973	45,530
Interest expense, net	(395)	(227)

Income from continuing operations before income taxes	56,578	45,303
Provision for income taxes	22,373	18,439

Income from continuing operations	34,205	26,864
Loss from discontinued operations, net of income taxes	(539)	(775)

Net income	$33,666	$26,089

Basic earnings per common share:
Income from continuing operations	$0.64	$0.52
Loss from discontinued operations	(0.01)	(0.02)

Net income	$0.63	$0.50

Diluted earnings per common share:
Income from continuing operations	$0.63	$0.50
Loss from discontinued operations	(0.01)	(0.01)

Net income	$0.62	$0.49

Number of common shares for earnings per share computations:
Basic	53,099,545	51,984,549
Diluted	54,051,861	53,311,957

BJ’s clubs in operation - end of period	190	188

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	April 30, 2011	May 1, 2010

ASSETS
Current assets:
Cash and cash equivalents	$206,686	$63,647
Accounts receivable	152,307	131,868
Merchandise inventories	988,224	932,623
Current deferred income taxes	18,717	17,577
Prepaid expenses	46,810	36,569
Prepaid taxes	3,205	—

Total current assets	1,415,949	1,182,284
Property, net of depreciation	990,181	966,443
Deferred income taxes	—	11,106
Other assets	23,679	26,084

TOTAL ASSETS	$2,429,809	$2,185,917

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$381	$619
Accounts payable	736,306	685,639
Closed store obligations	7,265	1,725
Accrued expenses and other current liabilities	294,713	294,670

Total current liabilities	1,038,665	982,653
Long-term debt, less portion due within one year	—	381
Noncurrent closed store obligations	28,942	7,967
Deferred income taxes	17,212	—
Other noncurrent liabilities	153,900	137,643
Stockholders’ equity	1,191,090	1,057,273

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,429,809	$2,185,917

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirteen Weeks Ended
	April 30, 2011	May 1, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$33,666	$26,089
Provision for club closing costs	1,031	166
Depreciation and amortization	33,285	30,088
Stock-based compensation expense	4,547	5,345
Deferred income taxes	8,456	331
Decrease in merchandise inventories, net of accounts payable	71,635	26,373
Decrease in closed store obligations	(11,360)	(419)
Other	(12,487)	(40,138)

Net cash provided by operating activities	128,773	47,835

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(31,914)	(38,603)
Property disposals	85	16
Purchase of marketable securities	—	(500)
Sale of marketable securities	—	1,032

Net cash used in investing activities	(31,829)	(38,055)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from stock-based awards	944	252
Purchase of treasury stock	(75)	(10,061)
Proceeds from stock options exercised	7,682	5,072
Repayment of long-term debt	(159)	(148)

Net cash provided by (used in) financing activities	8,392	(4,885)

Net increase in cash and cash equivalents	$105,336	$4,895